Exhibit 10.21

ZETA GLOBAL HOLDINGS CORP.

2021 INCENTIVE AWARD PLAN

PERFORMANCE STOCK UNIT GRANT NOTICE

Capitalized terms not specifically defined in this Performance Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2021 Incentive Award Plan (as amended from time to time, the “Plan”) of Zeta Global Holdings Corp. (the “Company”).

The Company has granted to the participant listed below (“Participant”) the Performance Stock Units described in this Grant Notice (the “PSUs”), subject to the terms and conditions of the Plan and the Performance Stock Unit Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:

Grant Date:

Number of PSUs (the “Target PSUs”):

Vesting Schedule:	The PSUs will vest in accordance with the vesting schedule set forth in Exhibit A.

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

ZETA GLOBAL HOLDINGS CORP.	PARTICIPANT

By:
Name:	[Participant Name]
Title:

Exhibit A

PERFORMANCE STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL

1.1 Award of PSUs and Dividend Equivalents.

(a) The Company has granted the Target PSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each PSU represents the right to receive one Share or, at the option of the Company, an amount of cash, in either case, as set forth in this Agreement. Participant will have no right to the distribution of any Shares or payment of any cash until the time (if ever) the PSUs have vested.

(b) The Company hereby grants to Participant, with respect to each PSU, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable PSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid.

1.2 Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3 Unsecured Promise. The PSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

ARTICLE II.

PERFORMANCE; VESTING; FORFEITURE AND SETTLEMENT

2.1 VWAP Performance.

(a) Subject to Section 2.1(b) and Sections 2.2 and 2.3 below, the Target PSUs shall be earned and become eligible to vest each Performance Quarter in the percentages set forth in the table below based on the 20 Day VWAP (as defined below) for such Performance Quarter as set forth in the table; provided that, the number of PSUs earned for a Performance Quarter shall be reduced by the number of PSUs, if any, earned in any prior Performance Quarter.

20 Day VWAP	Percentage of Target PSUs
Below $10.00	0%
$10.00	25%
$12.50	50%
$15.00	100%
$18.50	150%
$22.00	200%

To the extent the 20 Day VWAP for a Performance Quarter is between two thresholds set forth in the table above, the percentage of Target PSUs that are eligible to vest for such Performance Quarter will be determined by straight-line interpolation.

(b) Notwithstanding anything to the contrary in this Agreement, in no event shall (i) any PSUs vest for a Performance Quarter if the 20 Day VWAP for such Performance Quarter does not (x) equal or exceed $10.00 and (y) exceed the 20 Day VWAP of all prior Performance Quarters and (ii) more than 200% of the Target PSUs become eligible to vest under this Agreement.

2.2 Vesting and Forfeiture.

(a) Vesting of Earned PSUs. Except as otherwise provided in Section 2.2(b) and (c), subject to Participant’s continued service as a Service Provider through each applicable vesting date, the Target PSUs earned in accordance with Section 2.1, if any, will vest in three equal annual installments, with the first installment vesting on the Quarterly Determination Date applicable to the Performance Quarter for which such PSUs were earned, and the second and third installments vesting on the first and second anniversaries of such Quarterly Determination Date; provided that, any fraction of a PSU that would otherwise be vested will be accumulated and will vest only when a whole PSU has accumulated.

(b) Effect of Termination of Service.

(i) Death or Disability. In the event of Participant’s Termination of Service due to Participant’s death or by the Company due to Participant’s Disability, any PSUs earned in accordance with Section 2.1 for Performance Quarters completed on or prior to the date of such Termination of Service, but not yet vested, will vest on the date of such Termination of Service. Any PSUs that do not vest as of the date of Participant’s Termination of Service due to Participant’s death or by the Company due to Participant’s Disability shall be cancelled and forfeited.

(ii) Without Cause or for Good Reason. Subject to Section 2.2(b)(iii) below, in the event of Participant’s Termination of Service by the Company without Cause or due to Participant’s resignation for Good Reason (1) any PSUs earned in accordance with Section 2.1 for Performance Quarters completed on or prior to the date of such Termination of Service, but not yet vested, will vest on the date of such Termination of Service and (2) with respect to those PSUs otherwise eligible to be earned in accordance with Section 2.1 for the Performance Quarter in which the date of Participant’s Termination of Service occurs, such PSUs shall remain outstanding and eligible to vest on the first Quarterly Determination Date that occurs following the date of Participant’s Termination of Service in an amount determined based on the number of Target PSUs that would have been earned pursuant to Section 2.1 based on actual 20 Day VWAP performance for such Performance Quarter, less any PSUs earned in any prior Performance Quarter. Any PSUs that do not vest as of the date of Participant’s Termination of Service or are not eligible to vest on the first Quarterly Determination Date following the date of Participant’s Termination of Service shall be cancelled and forfeited.

(iii) Release. As a condition to any vesting of the PSUs as set forth in Section 2.2(b)(ii) above, Participant shall, within sixty (60) days following the date of Participant’s Termination of Service, execute and not revoke a general release of all claims in favor of the Company and its affiliates in either (i) a form provided to Participant by the Company or (ii) if Participant is a party to a Relevant Agreement, the form applicable to Participant under such Relevant Agreement.

(c) Change in Control. Notwithstanding any contrary provision in this Agreement, in the event of a Change in Control, and subject to Participant’s continued service as a Service Provider through the date of such Change in Control, (i) any PSUs earned in accordance with Section 2.1 for Performance Quarters completed on or prior to the date of such Change in Control, but not yet vested, will vest on the date of such Change in Control and (ii) with respect to those PSUs remaining eligible to be earned in accordance with Section 2.1, if any, such PSUs shall vest on the date of such Change in Control in an amount determined based on the number of Target PSUs that would have been earned pursuant to Section 2.1 based on the 20 Day VWAP for a Performance Quarter, less any PSUs earned in any prior Performance Quarter; provided that, for such purpose, the 20 Day VWAP will be deemed to equal the price or implied price per share of Class A Common Stock in such Change in Control. Any PSUs that do not vest as of the date of such Change in Control shall be cancelled and forfeited.

2.3 Forfeiture.

(a) In the event of Participant’s Termination of Service for any reason, all unvested PSUs will immediately and automatically be cancelled and forfeited, except as otherwise provided in Section 2.2(b) or as determined by the Administrator. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest or be forfeited, as applicable, upon the vesting or forfeiture of the PSU with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.

(b) In the event the PSUs do not vest at the maximum level in accordance with Section 2.1, such PSUs that do not vest in accordance with Section 2.1 shall be forfeited and Participant’s rights in any such PSUs and related Dividend Equivalents shall lapse and expire.

2.4 Definitions. For purposes of this Agreement, the following definitions shall apply:

(a) “20 Day VWAP” for a Performance Quarter means the VWAP during the final 20 consecutive trading days of such Performance Quarter.

(b) “Good Reason” means (x) if Participant is a party to a Relevant Agreement in which the term “good reason” (or term of similar effect) is defined, “Good Reason” as defined in the Relevant Agreement, and (y) if no Relevant Agreement exists or “good reason” is not defined in such Relevant Agreement, the occurrence of any of the following events or conditions, unless Participant has expressly consented in writing thereto:

(i) a material reduction in Participant’s annual base salary or, if applicable, target annual bonus;

(ii) the material diminution of Participant’s duties, responsibilities, powers or authorities, provided that Good Reason shall not exist under this clause (ii) if such diminution is the result of: (1) the hiring of additional subordinates to fill some of Participant’s duties and responsibilities or (2) any disposition or sale of any Subsidiary or business of the Company;

(iii) the Company requires that Participant’s principal office location be moved to a location more than fifty (50) miles from Participant’s principal office location immediately before the change without the Participant’s prior consent; or

(iv) a material breach by the Company or any of its Subsidiaries of any written agreement between Participant and the Company or any of its Subsidiaries, including without limitation this Agreement or any other equity-based award agreement.

(v) For purposes of this Agreement, Participant shall not have Good Reason for termination unless (1) Participant reasonably determines in good faith that a “Good Reason” condition has occurred; (2) Participant notifies the Company in writing of the occurrence of the Good Reason condition within sixty (60) days of Participant’s first becoming aware of such occurrence; (3) Participant cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Good Reason Cure Period”), to cure the condition, to the extent curable; (4) notwithstanding such efforts, the Good Reason condition continues to exist; and (5) Participant terminates Participant’s employment within sixty (60) days after the end of the Good Reason Cure Period. If the Company cures the Good Reason condition during the Good Reason Cure Period, Good Reason shall be deemed not to have occurred.

(c) “Performance Quarter” means, as applicable, each fiscal quarter beginning with Q2 2022 and ending with, and including, Q4 2025.

(d) “Quarterly Determination Date” means the date the Company determines the number of PSUs that are eligible to vest in accordance with Section 2.1, which date shall occur on or about the last day of the applicable Performance Quarter.

(e) “VWAP” means the volume-weighted average closing price per share of Class A Common Stock.

2.5 Settlement.

(a) PSUs and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in Shares or cash at the Company’s option as soon as administratively practicable after the vesting of the applicable PSU, but in no event more than seventy-five (75) days after such date.

(b) If a PSU is paid in cash, the amount of cash paid with respect to the PSU will equal the Fair Market Value of a Share on the day immediately preceding the payment date. If a Dividend Equivalent is paid in Shares, the number of Shares paid with respect to the Dividend Equivalent will equal the quotient, rounded down to the nearest whole Share, of the Dividend Equivalent Account balance divided by the Fair Market Value of a Share on the day immediately preceding the payment date.

ARTICLE III.

TAXATION AND TAX WITHHOLDING

3.1 Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2 Tax Withholding.

(a) The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment in accordance with the Plan of any withholding tax arising in connection with the PSUs or Dividend Equivalents as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company retain Shares otherwise issuable under the Award.

(b) Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs and the Dividend Equivalents, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs or Dividend Equivalents. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the Dividend Equivalents or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the PSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.

ARTICLE IV.

OTHER PROVISIONS

4.1 Adjustments. Participant acknowledges that the PSUs, the Shares subject to the PSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.2 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.3 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.4 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.5 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.6 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement, the PSUs and the Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.7 Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

4.8 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.9 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs and Dividend Equivalents, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the PSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.

4.10 Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.11 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

4.12 Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A. However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

* * * * *